                           THE ADVISORS' INNER CIRCLE FUND

                                      RULE 18f-3
                                 MULTIPLE CLASS PLAN

                                     MAY 15, 1995

                                     INTRODUCTION


          The AIG Money Market Fund and the Japan Alpha Fund (each a "Portfolio" and, collectively, the "Portfolios"), portfolios of The Advisors' Inner Circle Fund (the "Fund"), have elected to rely on Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act") in offering multiple classes of units of beneficial interest ("shares") in each Portfolio. The Plan sets forth the differences among classes, including shareholder services, distribution arrangements, expense allocations, and conversion or exchange options.

A.   ATTRIBUTES OF SHARE CLASSES

          The rights of each existing class of the Portfolios (I.E., Classes A and B) shall be as set forth in the resolutions and related materials of the Portfolios' Board adopted pursuant to the order dated September 9, 1993, obtained by [SEI Liquid Asset Trust, ET AL. (Inv. Co. Act Release No. IC-19698)], and attached hereto as Exhibits A - C.

          With respect to any class of shares of a Portfolio created after the date hereof, each share of a Portfolio will represent an equal PRO RATA interest in the Portfolio and will have identical terms and conditions, except that: (i) each new class will have a different class name (or other designation) that identifies the class as separate from any other class; (ii) each class will separately bear any distribution expenses ("distribution fees") in connection with a plan adopted pursuant to Rule 12b-1 under the 1940 Act (a "Rule 12b-1 Plan"), and will separately bear any non-Rule 12b-1 Plan service payments ("service fees") that are made under any servicing agreement entered into with respect to that class; (iii) each class may bear, consistent with rulings and other published statements of position by the Internal Revenue Service, the expenses of the Portfolio's operations which are directly attributable to such class ("Class Expenses"); and (iv) shareholders of the class will have exclusive voting rights regarding the Rule 12b-1 Plan and the servicing agreements relating to such class, and will have separate voting rights on any matter submitted to shareholders in which the interests of that class differ from the interests of any other class.

B.   EXPENSE ALLOCATIONS

          Expenses of each existing class and of each class created after the date hereof shall be allocated as follows: (i) distribution and shareholder servicing payments associated with any Rule 12b-1 Plan or servicing agreement relating to each class of shares are (or will be) borne exclusively by that class; (ii) any incremental transfer agency fees relating to a particular class are (or will be) borne exclusively by that class; and (iii) Class Expenses relating to a particular class are (or will be) borne exclusively by that class.

          Until and unless changed by the Board, the methodology and procedures for calculating the net asset value of the various classes of shares and the proper allocation of income and expenses among the various classes of shares shall be as set forth in the "Report" rendered by Arthur Andersen LLP.

C.   AMENDMENT OF PLAN; PERIODIC REVIEW

          This Plan must be amended to properly describe (through additional exhibits hereto or otherwise) each new class of shares approved by the Board after the date hereof.

          The Board of the Portfolios, including a majority of the independent Trustees, must periodically review this Plan for its continued appropriateness, and must approve any material amendment of the Plan as it relates to any class of any Portfolio covered by the Plan.

                                  DISTRIBUTION PLAN
                           THE ADVISORS' INNER CIRCLE FUND

     WHEREAS, The Advisors' Inner Circle Fund (the "Trust") is engaged in business as an open-end investment company registered under the investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Trustees of the Trust have determined that there is a reasonable likelihood that the following Distribution Plan will benefit the Trust and the owners of units (the "shares") of beneficial interest (the "Shareholders") in the Trust;

     NOW, THEREFORE, the Trustees of the Trust hereby adopt this Distribution Plan pursuant to Rule 12b-1 under the 1940 Act.

     SECTION 1. The Trust has adopted this Distribution Plan (the "Plan") to enable the Trust to directly or indirectly bear expenses relating to the distribution of certain of the classes of shares of certain of the portfolios of the Trust (each, a "Portfolio") as may, from time to time, be added to the Plan and listed on Schedule A attached hereto.

     SECTION 2. The Trust will pay the Distributor of each such class of shares a fee at the annual rate specified on Schedule A hereto. The Distributor may retain all or a part of this fee as compensation for distribution or shareholder services it provides or it may use such fees for compensation of broker-dealers and other financial institutions and intermediaries that provide distribution or shareholder services as specified by the Distributor. The actual fee to be paid by the Distributor to broker/dealers and financial institutions and intermediaries will be negotiated based on the extent and quality of services provided.

     SECTION 3. This Plan shall not take effect as to a class of shares of a Portfolio until it has been approved (a) by a vote of at least a majority of the outstanding shares of such class and (b) together with any related agreements, by votes of the majority of both (i) the Trustees of the Trust and (ii) the Qualified Trustees (as defined herein), cast in person at a Board of Trustees meeting called for the purpose of voting on this Plan or such agreement.

     SECTION 4. This Plan shall continue in effect for a period of more than one year after it takes effect only for so long as such continuance is specifically approved at least annually in the manner provided in Part (b) of
Section 3 herein for the approval of this Plan.

     SECTION 5. Any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Plan or any related agreement shall provide to the Trustees of the

Trust, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.


                           THE ADVISORS' INNER CIRCLE FUND

                                      SCHEDULE A
                                 DATED AUGUST 8,1994
                                 TO DISTRIBUTION PLAN

     Subject to any limitations imposed by Section 26(d) of the NASD's Rules of Fair Practice, the Distributor shall receive Rule 12b-1 fees, which shall be paid on a monthly basis. These tees will be calculated based on the annual rate set forth below, as applied to the average daily net assets of the respective Portfolios.

PORTFOLIO                          CLASS OF SHARES               FEE
---------                          ---------------               ---
Japan Alpha Fund                        A                        2.5%

AIG Money Market Fund                   B                        .35%

Clover Capital Equity Value Fund        A                        .35%
Clover Capital Fixed Income Fund        A                        .25%

Clover Capital Equity Value Fund        B                       1.00%
Clover Capital Fixed Income Fund        B                        .80%


*    Consists of .75% distribution fee and .25% service fee.
     Consists of .60% distribution fee and .20% service fee.

               (ii) Class C shares, to be offered primarily to non-trust, middle market corporate investors without a distribution fee, but which may be offered in connection with a Shareholder Service Plan authorizing payment of a service fee not to exceed .20%(on an annual basis)of the average daily net assets attributable to Class C shares of the Fund.

VOTED: That SEI Financial Services Company be, and thereby is, appointed to serve as Distributor of the units of beneficial interest of Class B and Class C shares of the Fund under the terms and conditions set forth in the Distribution Agreement dated October 18,1991, previously approved by the Board of Trustees.

VOTED: That the officers of the Trust be, and they hereby are, authorized to issue 10 units of beneficial interest in Class B units of the Fund and 10 units of beneficial interest in Class C units of the Fund to SEI Financial Management Corporation ("SFM") upon the payment by SFM of the sum of the appropriate net asset value for each unit into an account for the Fund.

VOTED: That the form of Distribution Plan for Class B be, and it hereby is, adopted by the Fund in accordance with Rule 12b-1 under the investment Company Act of 1940, as amended.

VOTED: That the Distribution Plan for the Class B shares be submitted to SFM as the sole initial holder of Class B shares of the Fund.

VOTED: That the officers of the Trust be, and they here by are, authorized to take all further steps in accordance with the purpose and intent of the fore going to effect the offering of the Class B and Class C shares at such time as the Distributor may deem appropriate.


                           THE ADVISORS' INNER CIRCLE FUND
                                 CREATION OF CLASSES

                                                                  August 8, 1995

WHEREAS: The Board of Trustees has determined, based upon the information presented, that the implementation of the Multi-Class Structure is in the best interests of the Trust and its future shareholders because it will (1) enable investors to choose the purchase option best suited to their individual needs, thereby attracting investors and assets to the Trust to the benefit of the Trust and its shareholders; (ii) facilitate distribution of the Trust's shares; and (iii) place the Trust in a competitive position in relation to other mutual funds that have implemented or are seeking to implement similar distribution arrangements.

NOW, THEREFORE, based upon approval by the Securities and Exchange Commission of the exemptive application filed by the Administrator and Distributor authorizing the creation of classes of shares sold subject to sales charge, be it

VOTED: That the form of Distribution Agreement presented to this meeting, as amended and restated, between SEI Financial Services Company and the Trust be, and it hereby is, approved, subject to such changes as may be approved by the officers of the Trust in their discretion, and that the proper officers of the Trust are here by authorized to execute said Agreement on behalf of the Trust.

VOTED: That the form of Distribution Plan presented to this meeting for various classes of the shares of the Trust be, and it hereby is, adopted by the Trust in accordance with Rule 12b-i under the Investment Company Act of 1940, as amended, subject to such changes as may be approved by the officers of the Trust in their discretion.

Japan Alpha Fund

VOTED: That the shares of the Japan Alpha Fund may be divided into two classes of shares:

          (i) Class A Shares, to be offered (without a Rule 12b-1 Plan or sales charge) primarily to advisory clients of Farrell Wako Global Investment Management, Inc. and its affiliates; and

          (ii) Class D Shares, to be offered primarily to individuals in connection with the Fund's existing Distribution Plan that will be approved by the sole initial share holder pursuant to Rule 12b-1 under the Investment Company Act of 1940 authorizing payment of a distribution fee not to exceed .25% (on an annual basis) of the average daily net assets attributable to Class D Shares of the Japan Alpha Fund and including an initial sales charge, not to exceed 4.50% of the purchase price of such Class D Shares.

VOTED: That the Board of Trustees hereby establishes, effective upon implementation of the Multi-Class System with respect to the Trust (the "Effective Date"), an unlimited number of shares of beneficial interest of the Japan Alpha Class A shares.

VOTED: That the Board of Trustees hereby establishes, effective upon the Effective Date, an unlimited number of shares of beneficial interest of the Japan Alpha Fund Class shares.

AIG Money Market Fund

VOTED: That the shares of the AIG Money Market Fund may be divided into two classes of shares:

          (i) Class A Shares, to be offered (without a Rule 12b-1 Plan or sales charge primarily to accounts related to domestic, wholly owned subsidiaries of the AIG Capital Management Corp. and other AIG related parties; and

          (ii) Class B Shares, to be offered primarily to clients of the affiliated insurance operations of AIG and other related AIG parties in connection with the Fund's existing Distribution Plan that will be approved by the sole initial shareholder pursuant to Rule 12b-1 under the Investment Company Act of 1940 authorizing payment of a distribution fee not to exceed .35%(on an annual basis) of the average daily net assets attributable to Class B Shares of the AIG Money Market Fund.

VOTED: That the Board of Trustees hereby establishes, effective upon implementation of the Multi-Class System with respect to the Trust (the "Effective Date"), an unlimited number of shares of beneficial interest of the AIG Money Market Fund Class A shares.

VOTED: That the Board of Trustees hereby establishes, effective upon the Effective Date, an unlimited number of shares of beneficial interest of the AIG Money Market Fund Class B shares.

Clover Capital Equity Value
Clover Capital Fixed Income

VOTED: That the shares of the Clover Capital Equity Value Fund and the Clover Capital Fixed Income Fund may be divided into three classes of shares:

          (i) Class A Shares, to be offered primarily through broker dealers to individual investors in connection with the Funds' existing Distribution Plan that will be approved by the sole initial shareholder pursuant to Rule 12b-1 under the Investment Company Act of 1940 authorizing payment of a distribution fee not to exceed .35% (on an annual basis) of the average daily net assets attributable to

          Class A Shares of the Clover Capital Equity value Fund and not to exceed .25% (on an annual basis) of the average daily net assets attributable to Class A Shares of the Clover Capital Fixed Income Fund, and including an initial sales charge not to exceed 5% of the purchase price of such Class A shares; and

          (ii) Class B shares to be offered in connection with the Fund's existing Distribution Plan that will be approved by the sole initial shareholder pursuant to Rule 12b-I under the Investment Company Act of 1940 authorizing payment of a distribution fee not to exceed 1.00% (on an annual basis) of the average daily net assets attributable to Class B Shares of the Clover Capital Equity value Fund and not to exceed .80% (on an annual basis) of the average daily net assets attributable to Class B Shares of the Clover Capital Fixed Income Fund; and

          (iii) Class C Shares, to be offered (without a Rule 12b-1 Plan or sales charge) primarily to advisory accounts of Clover Capital Management.

VOTED: That the Board of Trustees hereby establishes, effective upon implementation of the Multi-Class System with respect to the Trust (the "Effective Date"), an unlimited number of shares of beneficial interest of the each of the Class A, B and C shares of the Clover Capital Equity Value Fund.

VOTED: That the Board of Trustees here by establishes, effective upon the Effective Date, an unlimited number of shares of beneficial interest of each of the Class A, B and C shares of the Clover Capital Fixed Income Fund.

VOTED: That each class of each Fund shall vote separately with respect to the adoption or amendment of any distribution plan as to such class. That Class A, Class Band Class C shares of the Clover Capital Equity Value Fund or the Clover Capital Fixed Income Fund (collectively, the"Portfolios") shall have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and term sand conditions of redemption of shares, except as provided in the Trust's Declaration of Trust and as set forth below:

          (1) The proceeds of the redemption of a Class B share of a Portfolio (including a fractional share) shall be reduced by the amount of any applicable contingent deferred sales charge payable on such redemption to the Distributor pursuant to the terms of the issuance of the Class B shares (to the extent consistent with the Investment Company Act of 1940, as amended, or regulations or exemptions thereunder) and the Trust shall promptly pay to the Distributor the amount of such contingent deferred sales charge.

          (2)(a) Each Class B share of the Portfolios, other than a share purchased through the reinvestment of a dividend or a distribution with respect to the Class B share, shall be converted automatically, and without any action or choice on the part of the holder thereof, into Class A shares, based on the relative net asset value of each such class at the time of the calculation of the net asset value of such class of shares on the date that is the first Business Day (as defined in each Portfolio's prospectus and/or statement of additional information) of the month in which the sixth anniversary of the issuance of such Class B shares occurs (which, for the purpose calculating the holding period required for conversion, shall mean (i) the date on which the issuance of such Class B shares occurred or (ii) for Class B shares obtained through an exchange, the date of issuance of the Class B shares of another Portfolio of the Trust that was sold subject to a contingent deferred sales charge, if such shares were exchanged directly, or through a series of exchanges for the Fund's Class B shares (the "Conversion Date") .

          (b) Each Class B share of the Portfolios purchased through the reinvestment of a dividend or a distribution with respect to the Class B shares and the dividends and distributions on such shares shall be segregated in a separate sub-account on the stock records of the Portfolio for each of the holders of record thereof. On any Conversion Date, a number of the shares held in the sub-account of the holder of record of the share or shares being converted, calculated in accordance with the next following sentence, shall be converted automatically, and without any action or choice on the part of the holder thereof, into Class A shares. The number of shares in the holder's sub-account so converted shall bear the same relation to the total number of shares maintained in the sub-account on the Conversion Date as the number of shares of the holder converted an the Conversion Date pursuant to Paragraph 2(a) hereof bears to the total number of Class B shares of the holder on the Conversion Date not purchased through the automatic reinvestment of dividends or distributions with respect to the Class B shares.

          (c) The number of Class A shares of the Portfolios into which a Class B share is converted pursuant to paragraphs (2)(a) and (2)(b) hereof shall equal the number (including for this purpose fractions of a share) obtained by dividing the net asset value per share of the Class B shares for purposes of sales and redemptions thereof at the time of the calculation of the net asset value on the Conversion Date by the net asset value per share of the Class A shares for purposes of sales and redemptions thereof at the time of the calculation of the net asset value on the Conversion Date.

          (d) On the Conversion Date, the Class B shares converted into Class A shares will cease to accrue dividends and will no longer be outstanding and the rights of the holders thereof will cease (except the right to receive declared but unpaid dividends to the Conversion
          Date).

VOTED: That each class of each Portfolio shall vote separately with respect to the adoption or amendment distribution plan as to such class. In accordance with the exemptive application as approved by the Securities and Exchange Commission, if a distribution plan or a shareholder servicing plan is submitted for adoption or amendment to the shareholders of Class A shares of any Portfolio then the Class B shareholders of such Portfolio shall have the right to vote, as a class, on the approval of such matter unless Class B shares are converted into a new class of shares with terms identical to the prior terms of the Class A shares.


                           THE ADVISOR'S INNER CIRCLE FUND
                                AIG MONEY MARKET FUND

VOTED: That there is hereby established the following portfolio of units of beneficial interest of The Advisors, Inner Circle Fund (the "Trust"):

                                AIG Money Market Fund

VOTED: That AIG Capital Management Corp. be and it hereby is, appointed to serve as Investment Adviser of the Trust's AIG Money Market Portfolio (the"Portfolio") under the terms and conditions set forth in the Investment Advisory Agreement presented at this meeting.

VOTED: That the form of Investment Advisory Agreement between the Trust and AIG Capital Management Corp. presented at this meeting be, and it hereby is, approved, subject to such changes as may be approved by the officers of the Trust in their discretion; and that the proper officers of the Trust hereby area authorized and directed to execute and deliver said Investment Advisory Agreement on behalf of the Trust; provided, however, that such approval shall not be effective unless said Investment

THE FUND AND THE PORTFOLIO

The Advisors' Inner Circle Fund (the "Fund") offers shares in a number of mutual funds, each of which is a separate series ("portfolio") of the Fund. Each share of each portfolio represents an undivided, proportionate interest in that portfolio. This Prospectus offers Class B shares of the Fund's AIG Money Market Fund (the "Portfolio").The Portfolio offers two classes of snares (Class A and Class B) which provide for variations in distribution costs, voting rights and dividends. Except for these differences, each share of the Portfolio represents an undivided proportionate interest in the Portfolio. Information regarding the other mutual funds in the Fund is contained in separate prospectuses that may be obtained by calling 1-800-932-7781.


INVESTMENT OBJECTIVE AND POLICIES

The investment objective of the Portfolio is to preserve principal value and maintain a high degree of liquidity while providing current income. It is also a fundamental policy of the Portfolio to use its best efforts to maintain a constant net asset value of $1.00 per share. There is no assurance that the Portfolio will achieve its investment objective or that it will be able to maintain a constant net asset value of $1.00 per share on a continuous basis.

The Portfolio intends to comply with regulations of the Securities and Exchange Commission applicable to money market funds using the amortized cost method for calculating net asset value. These regulations impose certain quality, maturity and diversification restraints on Portfolio investments. Under these regulations, the Portfolio will invest in only U.S. dollar denominated securities, will maintain an average maturity on a dollar-weighted basis of 90 days or less, and will acquire only "eligible securities" that both present minimal credit risks and have a maturity of 397 days or less. For a further discussion of these rules, see

"Description of Permitted Investments and Risk Factors-Restraints on investments by Money Market Funds."

In Seeking its investment objective, the Portfolio will invest exclusively in
(i) bills, notes and bonds issued by the United States Treasury ("United states Treasury Obligations") and separately traded interest and principal component parts of such obligations ("Stripped Government Securities"), (ii) obligations issued or guaranteed as to principal and interest by the agencies or instrumentalities of the United States Government; (iii) U.S. dollar denominated short-term obligations of issuers rated at the time of investment in the highest rating category for short-term debt obligations (within which there may be sub-categories or gradations indicating relative standing) by two or more nationally recognized security rating organizations ("NRSROs"), or only one NRSRO if only one NRSRO has rated the security, or, if not rated, as determined by the

Advisor to be of comparable quality. consisting of obligations of U.S.
and foreign corporations, domestic banks, foreign banks, U.S. and foreign savings and loan institutional (iv) repurchase agreements with respect to the foregoing; (v) obligations of supranational entities satisfying the credit standards described above or, if not rated, determined by the Advisor to be of comparable quality; and (vi)obligations of foreign governments, agencies and instrumentalities satisfying the credit standards described above or, if not rated, determined by the Advisor to be of comparable quality.

The Portfolio reserves the right to invest more than 25% of its total assets in obligations issued by domestic branches of U.S. banks or U.S. branches of foreign banks subject to similar regulations as U.S. banks. To the extent that the Portfolio invests more than 25% of its assets in bank obligations, it will be exposed to the risks associated with that industry as a whole. The Portfolio may purchase asset-

The foregoing percentages will apply at the time of the purchase of a security, except for the percentage limitations specified in paragraph 4 above, which will apply at all times.


THE ADVISOR

AIG Capital Management Corp. (the "Advisor") is a wholly-owned subsidiary of American International Group, Inc. The Advisor is a newly formed registered investment advisor. Its officers and employees include individuals who have investment management experience, including experience with short-term investments. However, the Advisor has not previously managed a registered investment company. The principal business address of the Advisor is 70 Pine Street, 20th Floor, New York, New York 10270.

The Advisor serves as the Portfolio's investment advisor and makes the investment decisions for the assets of the Portfolio and continuously reviews, supervises and administers the Portfolio's investment program, subject to the supervision of, and policies established by, the Trustees of the Fund.

The Advisor is entitled to a fee, which is calculated daily and paid monthly, at an annual rate of .25% of the average daily net assets of the Portfolio. The Advisor has voluntarily agreed to waive all or a portion of its fees, and reimburse expenses of the Portfolio to the extent necessary in order to limit net operating expenses, to an annual rate of not more than .75% of the average daily net assets of the Class B shares of the Portfolio.

THE ADMINISTRATOR

SEI Financial Management Corporation (the "Administrator"), a wholly-owned subsidiary of SEI Corporation ("SEI"), provides the Fund with administrative services, including regulatory reporting and all necessary office space, equipment, personnel and facilities.

For these services, the Administrator is entitled to a tee, which is calculated daily and paid monthly, at an annual rate of .145% of the Portfolio's average daily net assets up to $100 million; .1 125% of the Portfolio's average daily net assets from $100 million up to and including $200 million; .07% of the Portfolio's average daily net assets from $200 million up to and including $450 million; and .050/a of the Portfolio's average daily net assets over $450 million; provided that the Portfolio is obligated to pay the Administrator a minimum annual fee of $100,000.

The Administrator also serves as shareholder servicing agent for the Portfolio.


THE TRANSFER AGENT

Supervised Service Company, 811 Main Street, Kansas City, Missouri 64105 (the "Transfer Agent") serves as the transfer agent and dividend disbursing agent for the Fund.


THE DISTRIBUTOR

SEI Financial Services Company (the "Distributor"), a wholly-owned subsidiary of SEI, serves as the Fund's distributor pursuant to a distribution agreement (the "Distribution Agreement") with the Fund which applies to Class A and Class B shares of the Portfolio. The Class B shares of the Portfolio have a distribution plan (the "Class B Plan") pursuant to Rule 12b-1 under the Investment Company Act of 1 940, as amended (the " 1 940 Act" ). As provided in the Distribution Agreement and the Class B Plan, the Fund will pay an annual fee of .35% of the Class B Portfolio's average daily net assets to the Distributor as compensation for its services. From this amount the Distributor may make payments to financial institutions and intermediaries such as banks, savings and loan associations, insurance companies including, without limit, subsidiaries and affiliates of AIG, investment counselors, broker-dealers and the Distributor's affiliates and subsidiaries as compensation for services, reimbursement of expenses incurred in connection with distribution assistance or provision of shareholder services. The Class B Plan is characterized as a compensation plan since the distribution fee will be paid to the Distributor without regard to the distribution or shareholder service expenses incurred by the Distributor or the amount of payments made to financial institutions and intermediaries. The Fund intends to operate the Class B Plan in accordance with its terms and with the NASD rules concerning sales charges.

The Portfolio may also execute brokerage or other agency transactions through an affiliate of the Advisor or through the Distributor for which the affiliate or the Distributor may receive "usual and customary" compensation.

Certain financial institutions offering shares to their customers may be required to register as dealers pursuant to federal and state laws.

                          PURCHASE AND REDEMPTION OF SHARES

Shares of the Portfolio may be purchased by qualified investors by contacting the Transfer Agent or by calling 1-800-808-4920.Shares of the Portfolio are offered only to residents of states and other jurisdictions in which the shares are eligible for purchase.

Purchase of shares of the Portfolio may be made on days on which both the New York Stock Exchange and the Federal Reserve wire system are open for business ("Business Day").The minimum investment in the Class B shares is $25,000; however, the minimum investment may be waived at the Distributor's discretion. There is no minimum for subsequent purchases.

PURCHASES BY WIRE TRANSFER

INITIAL PURCHASES: Before making an initial investment by wire, an investor must first telephone 1-800-808-4920 to be assigned an account number. The investor's name, account number, taxpayer identification number or Social Security number, and address must be specified in the wire. In addition, an Account Application should be promptly forwarded to: Supervised Service Company, P.O. Box 419009, Kansas City, Missouri 64141-6009.

Shareholders having an account with a commercial bank that is a member of the Federal Reserve System may purchase shares of the Portfolio by requesting their bank to transmit funds by wire to: Missouri Bank of Kansas, N.A.; ABA #10-10-00695; for Account Number 9870600404; Further Credit: AIG Money Market Fund Portfolio. The shareholder's name and account number must be specified in the wire.

SUBSEQUENT PURCHASES: Additional investments may be made at any time through the wire procedures described above, which must include the shareholder's name and account number. The investor's bank may impose a fee for investments by wire.

GENERAL INFORMATION REGARDING PURCHASES

A purchase order for Class B shares will be effective as of the Business Day received by the Transfer Agent if the Transfer Agent receives an order prior to 12:00 p.m. (noon) Eastern time and receives federal funds before 3:00 p.m. Eastern time. However, an order for Class B shares may be cancelled if federal funds are not received before 3:00 p.m. on the same Business Day. Purchases may not be made by check.

The Portfolio reserves the right to reject a purchase order when the Distributor or Transfer Agent determines that it is not in the best interest of the Fund and/or its shareholders to accept such order.

THE FUND AND THE PORTFOLIO

The Advisors' Inner Circle Fund (the "Fund") offers shares in a number of mutual funds, each of which is a separate series ("portfolio") of the Fund. Each share of each portfolio represents an undivided, proportionate interest in that portfolio. This Prospectus offers Class A shares of the Fund's AIG Money Market Fund (the "Portfolio"). The Portfolio offers two classes of shares (Class A and Class B) which provide for variations in distribution costs, voting rights and dividends. Except for these differences, each share of the Portfolio represents an undivided proportionate interest in the Portfolio. Information regarding the other mutual funds in the Fund is contained in separate prospectuses that may be obtained by calling 1-800-932-7781.

INVESTMENT OBJECTIVE AND POLICIES

The investment objective of the Portfolio is to preserve principal value and maintain a high degree of liquidity while providing current income. It is also a fundamental policy of the Portfolio to use its best efforts to maintain a constant net asset value of $1.00 per share. There is no assurance that the Portfolio will achieve its investment objective or that it will be able to maintain a constant net asset value of $1.00 per share on a continuous basis.

The Portfolio intends to comply with regulations of the Securities and Exchange Commission applicable to money market funds using the amortized cost method for calculating net asset value. These regulations impose certain quality, maturity and diversification restraints on Portfolio investments. Under these regulations, the Portfolio will invest in only U.S. dollar denominated securities, will maintain an average maturity on a dollar-weighted basis of 90 days or less, and will acquire only "eligible securities" that present both minimal credit risks and have a maturity of 397 days or less. For a further discussion of these rules, see "Description of Permitted Investments and Risk Factors - Restraints on Investments by Money Market Funds."

In seeking its investment objective, the Portfolio will invest exclusively in
(i) bills, notes and bonds issued by the United States Treasury ("United States Treasury Obligations") and separately traded interest and principal component parts of such obligations (Stripped Government Securities"); (ii) obligations issued or guaranteed as to principal and interest by the agencies or instrumentalities of the United States Government; (iii) U.S. dollar denominated short-term obligations of issuers rated at the time of investment in the highest rating category for short-term debt obligations (within which there may be sub-categories or gradations indicating relative standing) by two or more nationally recognized security rating organizations ("NRSROs"), or only one NRSRO if only one NRSRO has rated the security, or, if not rated, as determined by the Advisor to be of comparable quality, consisting of obligations of U.S. and foreign corporations, domestic banks, foreign banks, U.S. and foreign savings and loan institutions; (iv) repurchase agreements with respect to the foregoing; (v) obligations of supranational entities satisfying the credit standards described above or, if not rated, determined by the Advisor . . .

PERFORMANCE

From time to time the Portfolio advertises its "current yield" and "effective yield." Both yield figures are based on historical earnings and are not intended to indicate future performance. No representation can be made concerning actual future yields. The "current yield" of the Portfolio refers to the income generated by an investment in a Portfolio over a stated seven-day period (which period will be stated in the advertisement). This income is then "annualized." That is, the amount of income generated by the investment during that week is assumed to be generated each week over a 52-week period and is shown as a percentage of the investment. The "effective yield" (also called "effective compound yield") is calculated similarly but, when annualized, the income earned by an investment in the Portfolio is assumed to be reinvested.
The "effective yield" will be slightly higher than the "current yield" because of the compounding effect of this assumed reinvestment. The performance of Class A shares will normally be higher than that of Class B shares because Class A shares are not subject to distribution expenses charged to Class B shares.

The Portfolio may periodically compare its performance to the performance of other mutual funds tracked by mutual fund rating services, broad groups of comparable mutual funds or unmanaged indices which may assume investment of dividends but generally do not reflect deductions for administrative and management costs.

TAXES

The following summary of federal income tax consequences is based on current tax laws and regulations, which may be changed by legislative, judicial or administrative action.

No attempt has been made to present a detailed explanation of the federal, state or local income tax treatment of the Portfolio or its shareholders.
Accordingly, shareholders are urged to consult their tax advisors regarding specific questions as to federal, state and local income taxes.

TAX STATUS OF THE PORTFOLIO

The Portfolio is treated as a separate entity for federal income tax purposes and is not combined with the Fund's other portfolios. The Portfolio intends to quality for the special tax treatment afforded regulated investment companies as defined under Subchapter M of the Internal Revenue Code of 1986, as amended. So long as the Portfolio qualifies for this special tax treatment, it will be relieved of federal income tax on that part of its net investment income and net capital gain (the excess of net long-term capital gain over net short-term capital loss) that it distributes to shareholders.

THE FUND AND THE PORTFOLIO

The Advisors' Inner Circle Fund (the "Fund") offers shares in a number of mutual funds, each of which is a separate series ("portfolio") of the Fund. Each share of each portfolio represents an undivided, proportionate interest in that portfolio. This Prospectus offers Class A shares of the Fund's Japan Alpha Fund (the "Portfolio"). The Portfolio offers two classes of shares (Class A and Class D) which provide for variations in sales charges, distribution costs, voting rights and dividends. Except for these differences, each share of the Portfolio represents an undivided proportionate interest in the Portfolio. Information regarding the other portfolios in the Fund is contained in separate prospectuses that may be obtained by calling 1-800-932-7781.

INVESTMENT OBJECTIVE AND POLICIES

The Portfolio seeks to achieve long-term capital appreciation. There can be no assurance that the Portfolio will be able to achieve its investment objective.

The Portfolio intends to invest as fully as practicable in equity securities of Japanese companies and under normal circumstances will be at least 80% invested in such securities. Japanese companies are companies organized under the laws of Japan, affiliates of Japanese companies (wherever organized or traded), and issuers not organized under the laws of Japan but deriving 50% or more of their revenues from Japan. Equity securities are comprised of common and preferred stock, debt securities convertible into common stock (sometimes referred to as "convertible debentures"), common stock purchase warrants, restricted securities, and American Depository Receipts.

The Portfolio will seek to achieve its investment objective through the Advisor's use of the Farrell Alpha Investment Strategy, which is based on the philosophy of combining sound fundamental analysis with disciplined stock selection and systematic portfolio construction. Using a large body of current market and fundamental data, over 3,000 equity securities listed in the U.S. and 700 equity securities listed in Japan are systematically valued and rated by applying the Advisor's proprietary series of up to 25 statistical and quantitative techniques that have been developed and refined in the U.S. over the past 20 years and applied to Japanese equity securities in recent years.
The equity securities evaluated by the Advisor are examined from a variety of perspectives, such as long term fundamental, short term fundamental, trading patterns, economic conditions and the judgement of outside analysts. The result of this rigorous process is the Advisor's rating of the relative attractiveness of each equity security, called the "alpha" rating. Equity securities with the highest alpha ratings become candidates for investment by the Portfolio. The converse is true for those with low alpha ratings.

The Nikkei Stock Average and the Morgan Stanley Capital International Japan Index (the "MSCI Japan Index") have been selected as the standards or benchmarks against which the Portfolio's performance will be compared. The Nikkei Stock Average is an index of 225 leading stocks traded on the Tokyo Stock Exchange.
It is composed of representative blue chip companies (termed first-section companies in Japan) and is a price-weighted index. This means that the movement of each stock, in yen or dollars respectively, is weighed equally regardless of its

For these administrative services, the Administrator is entitled to a fee, which is calculated daily and paid monthly, at an annual rate of .25% of the Portfolio's average daily net assets. However, the Portfolio pays the Administrator a minimum annual fee of $150,000, and consequently the annual administration fee the Portfolio pays will exceed .25% of the Portfolio's average daily net assets at low asset levels.

The Administrator also serves as shareholder servicing agent for the Portfolio.

THE TRANSFER AGENT

Supervised Service Company, 811 Main Street, Kansas City, Missouri 64105 (the "Transfer Agent") serves as the transfer agent and dividend disbursing agent for the Fund.

THE DISTRIBUTOR

SEI Financial Services Company (the "Distributor"), a wholly owned subsidiary of SEI, serves as the Fund's distributor pursuant to a distribution agreement (the "Distribution Agreement") with the Fund which applies to Class A and Class D
shares of the Portfolio.   The Class A shares of the Portfolio have a
distribution plan (the "Distribution Plan") pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act"). As provided in the Distribution Agreement and the Distribution Plan, the Fund will pay an annual fee of .25% of the Portfolio's average daily net assets attributable to the Class A shares to the Distributor as compensation for its services. From as amount the Distributor may make payments to financial institutions and intermediaries such as banks, savings and loan associations, insurance companies, investment counselors, broker dealers and the Distributor's affiliates and subsidiaries as compensation for services, reimbursement of expenses incurred in connection with distribution assistance or provision of shareholder services. The Distribution Plan is characterized as a compensation plan since the distribution fee will be paid to the Distributor without regard to the distribution or shareholder service expenses incurred by the Distributor or the amount of payments made to financial institutions and intermediaries. The Fund intends to operate the Distribution Plan in accordance with its terms and with NASD rules concerning sales charges.

The Portfolio may also execute brokerage or other agency transactions through an affiliate of the Advisor or through the Distributor for which the affiliate or the Distributor may receive "usual and customary" compensation. The Advisor will use its best efforts to obtain the best available price and most favorable execution with respect to all transactions of the Portfolio.

PURCHASE AND REDEMPTION OF SHARES

Investors may purchase and redeem shares of the Portfolio directly through the Transfer Agent, P.O. Box 419009, Kansas City, Missouri 64141-6009 by mail or wire transfer. All shareholders may place orders by redemption in order to realize the difference between the sales charge on the shares purchased at the reduced rate and the sales charge otherwise applicable to the total shares purchased.

The term "single purchaser" refers to (i) an individual, (ii) an individual and spouse purchasing shares of the Portfolio for their own account or for trust or custodial accounts of their minor children, or (iii) a fiduciary purchasing for any one trust, estate or fiduciary account, including employee benefit plans created under Sections 401 or 457 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), including related plans of the same employer.

GENERAL INFORMATION REGARDING PURCHASES

A purchase order will be effective as of the day received by the Transfer Agent if the Transfer Agent receives the order and payment before 4:00 p.m., Eastern time. Payment may be made by check or readily available funds. The purchase price of Class A shares of the Portfolio is the net asset value per share next determined after a purchase order is effective plus a maximum sales charge of 4.75%. Purchases will be made in full and fractional shares of the Portfolio calculated to three decimal places. The Fund will not issue certificates representing shares of the Portfolio.

If a check received for the purchase of shares does not clear. the purchase will be cancelled, and the investor could be liable for any losses or fees incurred. The Fund reserves the right to reject a purchase order when the Fund determines that it is not in the best interest of the Fund or its shareholders to accept such order. For example the Portfolio may refuse purchases of shares of the Portfolio by any person or group if, in the Advisor's judgment, the Portfolio would be unable to invest effectively in accordance with its investment objectives and policies, or would otherwise potentially be adversely affected.

The following table shows the regular sales charge on Class A shares of the Portfolio together with the reallowance paid to dealers and the agency commission paid to brokers, collectively the "commission":

                                                                                           Reallowance
                                                                      Sales Charge             and
                                                                          as a              Brokerage
                                                   Sales Charge        Percentage          Commission
                                                       as a              of Net           as Percentage
                                                  Percentage of          Amount            of Offering
Amounts of Purchase                               Offering Price        Invested              Price
-------------------                               --------------        --------              -----
Less than 50,000  . . . . . . . . . . . . . .         4.75%              4.99%                4.00%
$   50,000 or more but less than $  100,000           4.00%              4.17%                3.50%
$  100,000 or more but less than $  125,000           3.50%              3.63%                3.00%
$  250,000 or more but less than $  500,000           2.50%              2.56%                2.00%
$  500,000 or more but less than $1,000,000           1.75%              1.78%                1.50%
$1,000,000 and over . . . . . . . . . . . . .         0.00%              0.00%                0.00%


The commissions shown in the table apply to sales through financial institutions and intermediaries. Under certain circumstances. the Distributor or a sub-distributor may use its own funds to compensate financial institutions and intermediaries in amounts that are in addition to the commissions shown above. The Distributor or a sub-distributor may, from time to time and at its own expense, provide promotional incentives, in the form of cash or other compensation, to certain financial institutions and intermediaries whose registered representatives have sold or are expected to sell significant amounts of the shares of the Portfolio. Such other compensation may take the form of payments for travel expenses, including lodging, incurred in connection with trips taken by qualifying registered representatives to places within or outside of the United States. Under certain circumstances, commissions up to the amount of the entire sales charge may be reallowed to certain financial institutions and intermediaries, who might then be deemed to be "underwriters" under the Securities Act of 1933, as amended. In addition, the Advisor will from its own resources compensate certain broke-dealers at a maximum annual rate of .38% of the net asset value of Class D shares purchased by certain investors.

REDEMPTIONS

Redemption orders received by the Transfer Agent prior to 4:00 p.m., Eastern time on any Business Day will be effective that day. The redemption price of shares is the net asset value per share of the Portfolio next determined after a valid redemption order. in good form, is received. Payment on redemption will be made as promptly as possible and, in any event within seven days after the redemption order is received, provided, however, that redemption proceeds for shares purchased by check (including certified or cashier's checks) will be forwarded only upon collection of payment for such shares; collection of payment may take up to 15 days from the purchase date. Shareholders may not close their accounts by telephone.

Shareholders may receive redemption payments in the form of a check or by Federal Reserve or ACH wire transfer. There is no charge for having a check for redemption proceeds mailed. The Custodian will deduct a wire charge, currently $10.00, from the amount of a Federal Reserve wire redemption payment made at the request of a shareholder. Shareholders cannot redeem shares of the Portfolio by Federal Reserve wire on federal holidays restricting wire transfers. The Portfolio does not charge for ACH wire transactions; however, such transactions will not be posted to a shareholder's bank account until the second Business Day following the transaction.

Neither the Fund nor the Transfer Agent will be responsible for the authenticity of the redemption instructions received by telephone if it reasonably believes those instructions are genuine. The Fund and the Transfer Agent will each employ reasonable procedures to confirm that telephone instructions are genuine, and may be liable for losses resulting from unauthorized or fraudulent telephone transactions if it does not employ those procedures. Such procedures may include taping of telephone conversations.

The right of redemption may be suspended or the date of payment of redemption proceeds postponed during certain periods as set forth more fully in the Statement of Additional Information.

The net asset value per share of the Portfolio is determined by dividing the total market value of the Portfolio's investments and other assets, less any liabilities, by the total outstanding shares of the Portfolio. Net asset value per share is determined as of the close of regular trading on the Japanese stock exchanges (3:00 p.m. Tokyo time) on the following day. The Japanese stock exchanges are: Hiroshima, Osaka, Nagoya, Kyoto, Yamagata, Sapporo, Niigata, Fukuoka and JASDAQ (the "Japanese Exchanges"). The Portfolio will in some cases value its portfolio securities as of days on which the Japanese Exchanges are closed for Japanese holidays or other

THE FUND AND THE PORTFOLIO

The Advisors' Inner Circle Fund (the "Fund") offers shares in a number of mutual funds, each of which is a separate series ("portfolio") of the Fund. Each share of each portfolio represents an undivided, proportionate interest in that portfolio. This Prospectus offers Class D shares of the Fund's Japan Alpha Fund (the "Portfolio"). The Portfolio offers two classes of shares (Class A and Class D) which provide for variations in sales charges, distribution costs, voting rights and dividends. Except for these differences, each share of the Portfolio represents an undivided proportionate interest in the Portfolio Information regarding the other portfolios in the Fund is contained in separate prospectuses that may be obtained by calling 1-800-932-7781.

INVESTMENT OBJECTIVE AND POLICIES

The Portfolio seeks to achieve long-term capital appreciation. There can be no assurance that the Portfolio will be able to achieve its investment objective.

The Portfolio intends to invest as fully as practicable in equity securities of Japanese companies and under normal circumstances will be at least 80% invested in such securities. Japanese companies are companies organized under the laws of Japan, affiliates of Japanese companies (wherever organized or traded), and issuers not organized under the laws of Japan but deriving 50% or more of their revenues from Japan. Equity securities are comprised of common and preferred stock, debt securities convertible into common stock (sometimes referred to as "convertible debentures"), common stock purchase warrants, restricted securities, and American Depository Receipts.

The Portfolio will seek to achieve its investment objective through the Advisors use of the Farrell Alpha Investment Strategy, which is based on the philosophy of combining sound fundamental analysis with disciplined stock selection and systematic portfolio construction. Using a large body of current market and fundamental data, over 3,000 equity securities listed in the U.S. and 700 equity securities listed in Japan are systematically valued and rated by applying the Advisor's proprietary series of up to 25 statistical and quantitative techniques that have been developed and refined in the U.S. over the past 20 years and applied to Japanese equity securities in recent years. The equity securities evaluated by the Advisor are examined from a variety of perspectives, such as long term fundamental, short term fundamental, trading patterns, economic conditions and the judgement of outside analysts. The result of this rigorous process is the Advisor's rating of the relative attractiveness of each equity security, called the "alpha" rating. Equity securities with the highest alpha ratings become candidates for investment by the Portfolio. The converse is true for those with low alpha ratings.

SUBSEQUENT PURCHASES" Additional investments may be made at any time through the wire procedures described above, which must include a shareholder's name and account number. The investor's bank may impose a fee for investments by wire.


GENERAL INFORMATION REGARDING PURCHASES

A purchase order will be effective as of the day received by the Transfer Agent if the Transfer Agent receives the order and payment before 4:00 p.m., Eastern time. Payment may be made by check or readily available funds. The purchase price of Class D shares of the Portfolio is the net asset value per share next determined after a purchase order is effective. Purchases will be made in full and fractional shares of the Portfolio calculated to three decimal places. The Fund will not issue certificates representing shares of the Portfolio.

Class D shares, which are not subject to any service fee or distribution fee, are available exclusively to (1) employees of the Advisor and their spouses and minor children; (2) employee benefit plans for U.S. employees of Wako Securities and its affiliates and securities dealers that participate in distribution of the Portfolio's shares; (3) charitable organizations (as defined in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code") investing $100,000 or more; (4) any U.S. pension fund, corporation, state or local government, Taft-Hartley plan, foundation and/or endowment which is a client of a consulting firm, if that firm has made appropriate arrangements with the Fund, Wako Securities or any subsidiary of Wako Securities with respect to furnishing advice to the client or with respect to the purchase of the securities of the Portfolio by such client; (5) U.S. investors purchasing $2 million or more of shares of the Portfolio; (6) accounts as to which a U.S. bank or broker-dealer charges an account management fee, provided the bank or broker-dealer has an agreement with Farrell Wako relating to investment in the Portfolio; (7) U.S. investors, and their spouses and minor children, who are investment advisory clients of Farrell Wako or any of its subsidiaries or who are affiliated persons or sponsoring companies of those clients; (8) U.S. purchasers placing orders through a broker that maintains an omnibus account with the Fund and such purchases are made (i) by U.S. investment advisers or financial planners placing trades for their accounts or the accounts of their clients, and who charge a fee for their services; (ii) U.S. clients of such investment adviser or financial planner who place trades for their own accounts if the accounts are linked to a master account of such investment adviser or financial planner on the books and records of the broker or agent, or
(iii) for U.S. retirement and deferred compensation plans and trusts used to fund those plans, including but limited to those defined in section 401 (a), 403(b) or 457 of the Internal Revenue Code or "rabbi trusts" and (9) U.S. Corporations that are wholly-owned subsidiaries of Japanese companies and have brokerage accounts with Wako Securities (America). Investors who purchase pursuant to (8) may be charged a fee by the broker or agent utilized to effect the transaction. The Advisor will from its own